Exhibit 10.21
AMENDMENT TO SECOND AMENDED AND RESTATED
EXCURSION BOAT SPONSORSHIP AND OPERATIONS AGREEMENT
     THIS AMENDMENT TO SECOND AMENDED AND RESTATED EXCURSION BOAT SPONSORSHIP AND OPERATIONS AGREEMENT (“Amendment”) is made and entered into this 16th day of February, 2010, by and between Iowa West Racing Association, an Iowa nonprofit corporation (hereinafter referred to as “Iowa West”), and Ameristar Casino Council Bluffs, Inc., an Iowa corporation (hereinafter referred to as “Ameristar”).
     WHEREAS, on October 7, 2002, Iowa West and Ameristar entered into that certain Amended and Restated Excursion Boat Sponsorship and Operations Agreement (the “Original Agreement”), which became effective on January 1, 2003; and
     WHEREAS, on November 18, 2004, Iowa West and Ameristar amended the Original Agreement by the execution of a Second Amended and Restated Excursion Boat Sponsorship and Operations Agreement (the “Amended Agreement”): and
     WHEREAS, the term of the Original Agreement, as amended by the Amended Agreement, expires on March 31, 2010; and
     WHEREAS, the parties hereto wish to amend the Amended Agreement to extend the term thereof and to amend certain other terms and conditions of the Amended Agreement, as hereinafter set forth.
     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Effective as of April 1, 2010, Paragraph 4(a) of the Amended Agreement shall be of no further force and effect, other than as to operation fees due under its provisions and not yet paid, and the following new Paragraph 4(a) shall be inserted in place thereof:
“(a) Commencing with the period beginning on April 1, 2010 and continuing during the remaining term of this Agreement and any extensions of the term, Ameristar shall pay to Iowa West an operation fee equal to three percent (3%) of all of the Adjusted Gross Receipts generated by the Ameristar excursion gambling boat each calendar year. The operation fee shall be paid monthly on or before the 10th day of the month following the month in which the Adjusted Gross Receipts were generated upon which such operation fee is based. As used herein, the term “Adjusted Gross Receipts” shall have the same meaning as set forth in Section 99F.1(1) of the Iowa Code. For purposes of this Paragraph 4(a), all operation fees for periods prior to April 1, 2010, shall be determined and paid as provided in Paragraph 4(a) of the original

Amended Agreement. The operation fees received by Iowa West will be distributed in accordance with the requirements of Iowa law, including the requirements of §99F.5 of the Iowa Code. Notwithstanding anything in this Agreement that may be to the contrary, to the extent the cumulative operation fees paid by Ameristar for the period January 1, 2010 through March 31, 2010, exceed three percent (3%) of the cumulative Adjusted Gross Receipts generated by the Ameristar excursion gambling boat for the same period (such excess, the “Excess Operation Fees”), monthly payments of operation fees payable by Ameristar for the period beginning April 1, 2010 shall be reduced dollar for dollar until the Excess Operation Fees have been fully recovered by Ameristar through such reductions.
     2. Paragraph 6(b)(i) of the Amended Agreement shall be amended by deleting that paragraph from the Amended Agreement and inserting the following new paragraph in place thereof:
“(i) Grant Committee. Iowa West Foundation, an Iowa nonprofit corporation (the “Foundation”), shall permit each operator of an excursion gambling boat or land-based gaming facility for which Iowa West or an affiliate serves as the qualified sponsoring organization (each, a “Sponsored Gaming Entity”) to appoint one (1) representative to the Foundation’s Grant Committee (being an advisory committee to the board of directors of the Foundation); provided, however, that each person so appointed must, at the time of appointment, have obtained the age of majority and must be knowledgeable in matters concerning the City of Council Bluffs, Iowa (the “City”) and Pottawattamie County, Iowa (the “County”) and the tax exempt purposes of the Foundation. Any such appointee shall execute and comply with the then current Code of Conduct and Conflict of Interest Policy for the Foundation as a condition of being appointed to and serving on the Foundation’s Grant Committee. The Foundation may refuse to seat any such appointee who, based upon the reasonable and good faith determination of the Foundation Board, does not meet such requirements, and any such appointee who is seated may be removed from the Foundation’s Grant Committee if such appointee does not comply with the provisions of this paragraph. If such appointee is not seated or is removed, the Sponsored Gaming Entity that appointed such unqualified or removed appointee shall have the right to designate a qualified replacement. The Foundation’s Grant Committee shall consist of the number of representatives named by the Sponsored Gaming Entities, plus those persons then serving as Council Members.”
          3. Paragraph 6(b)(iv) of the Amended Agreement shall be amended by deleting that paragraph from the Amended Agreement and inserting the following new paragraph in place thereof:
     “(iv) Public Relations Committee. Iowa West shall create a Public Relations Committee whose membership shall consist of:

2

(A) One (1) member appointed by each Sponsored Gaming Entity;
(B) One (1) member appointed by Iowa West; and
(C) Two (2) “at-large” members selected and approved by the President of Iowa West from nominees representative of the public to be named by each of the Sponsored Gaming Entities.
The purpose of the Public Relations Committee shall be to advise the board of directors of Iowa West with respect to public relations activities and affairs; provided, that the ultimate authority for making decisions with respect to such matters shall reside in the board of directors. The Public Relations Committee shall meet at least twice in each calendar year at the call of the chair of the Public Relations Committee and may submit written reports and recommendations to the Iowa West board. The member appointed by Iowa West shall serve as a liaison to the Iowa West board, and shall make oral reports to the Iowa West board from time to time as requested by the Public Relations Committee. The Public Relations Committee shall have the opportunity to meet with the Iowa West board not less frequently than once per calendar year.”
          4. The term of the Amended Agreement, as set forth in Paragraph 7(a) of the Amended Agreement, shall be extended for an additional five (5) years, to expire on March 31, 2015.
          5. Provided that Ameristar is not in default under the Amended Agreement, as further amended hereby, either at the time of exercise or at the time the Option Term (as hereinafter defined) is to commence, Ameristar shall have the option to extend the term of the Amended Agreement for one (1) additional term of three (3) years, to expire on March 31, 2018 (the “Option Term”). Notice of the exercise of such option shall be given to Iowa West on or before October 1, 2014. If notice is not given to Iowa West on or before such date, this option shall lapse and be of no further force or effect. If exercised, all terms and conditions of the Amended Agreement, as further amended hereby, shall be applicable to the Option Term. Any duty or obligation set forth in the Amended Agreement, or in this Amendment, that is to be performed during the term of the Amended Agreement, shall also be performed during the Option Term if the option to extend the term is exercised.
          6. This Amendment shall only become effective upon approval of the Iowa Racing and Gaming Commission (the “Commission”). The parties shall coordinate their efforts and cooperate with one another to seek this approval as expeditiously as possible. Until such time as this Amendment is approved by the Commission, the parties shall continue to perform the Amended Agreement as if this Amendment had not been entered into by the parties. This Amendment will become immediately effective upon approval by the Commission.

          7. Except as specifically amended hereby, the Amended Agreement shall remain in full force and effect as originally executed and approved by the Commission. This Amendment shall be binding on the successors and assigns of the parties hereto. Capitalized terms in this Amendment that are not otherwise defined herein shall have the respective meanings set forth in the Amended Agreement.
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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written at Council Bluffs, Iowa.

IOWA WEST RACING ASSOCIATION		AMERISTAR CASINO COUNCIL BLUFFS, INC.

By:	/s/ Emma M. Chance	By:	/s/ Peter C. Walsh

	IWRA President		Peter C. Walsh Vice President

By:	/s/ Deborah L. Bass

IWRA Secretary

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